Exhibit 99.1

INDEX TO THE BPC THERAPY BUSINESS UNIT HISTORICAL FINANCIAL STATEMENTS

Independent Auditor’s Report

To The Board of Directors

Therapy Business Unit of Biotest Pharmaceuticals Corporation

We have audited the accompanying carve-out financial statements of Therapy Business Unit of Biotest Pharmaceuticals Corporation, which comprise the carve-out balance sheet as of December 31, 2016, and the related carve-out statements of operations, changes in invested equity and cash flows for the year then ended, and the related notes to carve-out financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these carve-out financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of carve-out financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these carve-out financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve-out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of Therapy Business Unit of Biotest Pharmaceuticals Corporation as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Uncertainty Regarding Going Concern

The accompanying carve-out financial statements have been prepared assuming that Therapy Business Unit of Biotest Pharmaceuticals Corporation will continue as a going concern. As discussed in Note 2 to the carve-out financial statements, Therapy Business Unit of Biotest Pharmaceuticals Corporation has experienced net losses and negative cash flows from operations and expects these conditions to continue for the foreseeable future. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ CohnReznick LLP

Roseland, New Jersey

March 14, 2017

Rödl & Partner

Rödl Langford de Kock LLP

Certified Public Accountants

55 West Monroe Street

Suite 2900

Chicago Illinois 60603 USA

Phone  + 1-312-857-1950

Fax  + 1-312-419-9185

E-Mail  info@roedlusa.com

Internet  www.roedl.com/us

INDEPENDENT AUDITORS’ REPORT

To:	The Board of Directors Therapy Business Unit of Biotest Pharmaceuticals Corporation

We have audited the accompanying carve-out financial statements of the Therapy Business Unit of Biotest Pharmaceuticals Corporation, which comprise the carve out balance sheet as of December 31, 2015, and the related carve-out statements of operations, changes in invested equity and cash flows for the year then ended, and the related notes to the carve out financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these carve out financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of carve out financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these carve-out financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the carve out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve-out financial statements.

Represented by Rödl & Partner International in:

Austria, Azerbaijan, Belarus, Brazil, Bulgaria, Croatia, Cuba, Cyprus, Czech Republic, Estonia, Ethiopia, Finland, France, Georgia, Germany, Hong Kong, Hungary, India, Indonesia, Iran, Italy, Kazakhstan, Kenya, Latvia, Lithuania, Malaysia, Mexico, Moldova, Myanmar, People’s Republic of China, Philippines, Poland, Romania, Russian Federation, Serbia, Singapore, Slovakia, Slovenia, South Africa, Spain, Sweden, Switzerland, Thailand, Turkey, Ukraine, United Arab Emirates, United Kingdom, United States of America, Vietnam

Rödl & Partner

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of the Therapy Business Unit of Biotest Pharmaceuticals Corporation as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Uncertainty Regarding Going Concern

The accompanying carve-out financial statements have been prepared assuming that the Therapy Business Unit of Biotest Pharmaceuticals Corporation will continue as a going concern. As discussed in Note 2 to the carve-out financial statements, the Therapy Business Unit of Biotest Pharmaceuticals Corporation has experienced net losses and negative cash flows from operations and expects these conditions to continue for the foreseeable future. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Rödl Langford de Kock LLP

Chicago, Illinois,

March 14, 2017

THERAPY BUSINESS UNIT OF BIOTEST PHARMACEUTICALS CORPORATION

CARVE-OUT BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Accounts receivable, net	$26,042,226	$18,313,386
Inventories	21,674,325	58,600,339
Prepaid expenses and other current assets	2,122,035	2,170,960
Total Current Assets	49,838,586	79,084,685
Property, plant and equipment, net	20,911,334	21,159,755
Intangible assets, net	127,876	254,538
Long-term deposits	506,178	246,398
TOTAL ASSETS	$71,383,974	$100,745,376
LIABILITIES AND INVESTED EQUITY
Current Liabilities:
Accounts payable	$16,677,500	$6,722,808
Accrued expenses	4,221,994	9,409,147
Contract termination liability	17,500,000	—
Total Current Liabilities	38,399,494	16,131,955
Other liabilities	67,970	27,768
TOTAL LIABILITIES	38,467,464	16,159,723
Commitments and contingencies
Net invested equity	32,916,510	84,585,653
TOTAL LIABILITIES AND INVESTED EQUITY	$71,383,974	$100,745,376

See notes to the carve-out financial statements

THERAPY BUSINESS UNIT OF BIOTEST PHARMACEUTICALS CORPORATION

CARVE-OUT STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2016	2015
Revenues, net	$76,505,037	$70,291,531
Cost of products sold	106,944,127	83,909,545
Gross loss	(30,439,090)	(13,618,014)
Selling, general and administrative expenses	28,237,172	26,891,160
Impairment charges	—	14,408,517
Research and development expenses	5,414,784	8,120,197
Operating loss	(64,091,046)	(63,037,888)
Financing costs	(157,176)	—
Interest income	7,447	9,308
Other income, net	7,445	62,101
Loss from continuing operations before income taxes	(64,233,330)	(62,966,479)
Provision for income taxes	(20,575)	(23,227)
Loss from continuing operations	(64,253,905)	(62,989,706)
Income from discontinued operations	—	2,994,385
Net loss	$(64,253,905)	$(59,995,321)

See notes to the carve-out financial statements

THERAPY BUSINESS UNIT OF BIOTEST PHARMACEUTICALS CORPORATION

CARVE-OUT STATEMENTS OF CHANGES IN INVESTED EQUITY

Balance at December 31, 2014	$121,251,958
Net loss	(59,995,321)
Net funds provided by BPC	23,329,016
Balance at December 31, 2015	84,585,653
Net loss	(64,253,905)
Net funds provided by BPC	12,584,762
Balance at December 31, 2016	$32,916,510

See notes to the carve-out financial statements

THERAPY BUSINESS UNIT OF BIOTEST PHARMACEUTICALS CORPORATION

 CARVE-OUT STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2016	2015
Cash flows from operating activities
Loss from continuing operations	$(64,253,905)	$(62,989,706)
Non-cash expenses, continuing operations
Depreciation	2,003,474	3,102,894
Amortization	159,264	260,637
Impairment charges	—	14,408,517
(Gain)/loss on disposal of assets	(8,240)	18,397
Changes in operating assets and liabilities
Accounts receivable	(7,728,840)	(11,125,954)
Inventories	36,926,014	21,525,655
Prepaid expenses and other assets	(210,855)	157,699
Accounts payable	9,954,692	(468,439)
Accrued expenses and other liabilities	11,925,162	3,917,918
Net cash used in continuing operations	(11,233,234)	(31,192,382)
Net cash provided by discontinued operations	—	10,646,421
Net cash used in operating activities	(11,233,234)	(20,545,961)
Cash flows from investing activities
Proceeds from sale of assets	8,240	750
Capital expenditures, continuing operations	(1,359,768)	(2,342,611)
Capital expenditures, discontinued operations	—	(441,194)
Net cash used in investing activities	(1,351,528)	(2,783,055)
Cash flows from financing activities
Net funds provided by BPC	12,584,762	23,329,016
Net change in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—
Cash and cash equivalents at end of year	$—	$—
Supplemental cash flow information Included in operating cash flows
Interest received	$7,447	$9,308
Fee paid for Parent guarantee	152,177	—
Income taxes paid	20,575	23,227
Noncash investing activities
Increase in accruals for capital expenditures	427,887	36,570

See notes to the carve-out financial statements

THE BPC THERAPY BUSINESS UNIT’S

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

1.      ORGANIZATION AND BUSINESS

The Therapy Business Unit of Biotest Pharmaceuticals Corporation (the “BPC Therapy Business Unit”) researches and manufactures biotherapeutic products with a specialization in immunology plasma protein products in the field of Primary Immune Deficiency (“PID”) and various hyperimmune (“IG”) products which are antibody specific to high titer for treatment of modality.  The BPC Therapy Business Unit is part of Biotest Pharmaceuticals Corporation (“Seller”), a company headquartered in the United States with its registered office at 5800 Park of Commerce Blvd NW, Boca Raton, Florida 33487. Seller is a wholly owned subsidiary of Biotest AG (“Biotest”), a company located in Dreieich, Germany, whose preference shares are listed in the SDAX on the Frankfurt Stock Exchange (ETR: BIO).

The BPC Therapy Business Unit has two FDA-approved marketed biopharmaceutical products, Nabi-HB® (“Nabi-HB®”) and Bivigam® (“Bivigam®”).  These products are manufactured at the BPC Therapy Business Unit’s plasma fractionation facility located in Boca Raton, Florida (the “Boca Facility”).  The facility is FDA-licensed and certified by the German Health Authorities.  In addition to Nabi-HB® and Bivigam®, the facility also provides contract manufacturing for certain clients, including the sale of intermediate by-products to Biotest.  Nabi-HB® is a hyperimmune globulin that is rich in antibodies to the hepatitis B virus.  Nabi-HB® is indicated for the treatment of acute exposure to blood containing hepatitis B surface antigen (“HBsAg”), prenatal exposure to infants born to HBsAg-positive mothers, sexual exposure to HBs-AG-positive persons and household exposure to persons with acute hepatitis B virus infection.  Bivigam® is an Immune Globulin Intravenous (Human), 10% Liquid, indicated for the treatment of primary humoral immunodeficiency.  FDA approval for Bivigam® was received on December 19, 2012, and sales commenced in the first quarter of 2013.  On January 19, 2016, Seller entered into a cooperation agreement with Kedrion Biopharma Inc. (“Kedrion”) for the distribution of Bivigam® in the United States.  However due to unforeseeable delays in the contractually required ramp up of the manufacturing of Bivigam® experienced by Seller in 2016, the contract was terminated on January 17, 2017 (see Note 9 for further details). In addition, in December 2016, the BPC Therapy Business Unit temporarily suspended the commercial production of Bivigam® in order to focus on the completion of planned improvements to the process.

2.      GOING CONCERN

The BPC Therapy Business Unit has experienced net losses and negative cash flows from operations and expects these conditions to continue at least through the foreseeable future. In particular there are several challenges in the upcoming year, which raise substantial doubt about its ability to operate as a going concern as a stand-alone business. Foremost, the BPC Therapy Business Unit needs to remediate the concerns expressed in a Warning Letter received from the FDA in November 2014, following an inspection of the Boca Raton manufacturing facility in the third quarter of that year. The FDA revisited the facility in January 2016, but did not close out the FDA Warning Letter. As part of the remediation activities, controls over certain steps in manufacturing are being optimized. The BPC Therapy Business Unit manufactured validation batches under certain of these revised processes, however these modifications did not produce the expected results. Therefore, the BPC Therapy Business Unit recorded $9.9 million of inventory write-downs due to the uncertainty of gaining approval of this product for sale. In December 2016, the BPC Therapy Business Unit temporarily suspended the commercial production of Bivigam® in order to focus on the completion of planned improvements to the process and it is uncertain when or if production of Bivigam® will resume. Consequently the Bivigam® distribution agreement with Kedrion was terminated on January 17, 2017 and it was communicated to the customers that Bivigam® will no longer be available for sale or distribution for at least the remainder of 2017.

As of December 31, 2016, the BPC Therapy Business Unit had working capital of $11.4 million, a decrease of $51.6 million from $63.0 million at December 31, 2015. The decrease in working capital includes $36.9 million related to inventories, which primarily relates to a decrease in Bivigam® inventories of $38.9 million due to the issues in production. As of December 31, 2016 there was no Bivigam® inventory on hand. Net working capital as of December 31, 2016 also includes a provision of $17.5 million related to the failure to supply and termination obligation associated with the Kedrion distribution agreement, which was settled in January 2017. On January 21, 2017 BPC entered into a definitive agreement with ADMA Biologics, Inc. (“ADMA”) to sell certain assets of the BPC Therapy Business Unit to ADMA. Refer to Note 15 for additional details on this transaction. Upon the closing of the anticipated transaction, the funding requirements of the BPC Therapy Business Unit will need to be satisfied by ADMA. Furthermore, there is uncertainty as to if the BPC Therapy Business Unit will be able to operate at a profitable level in the future given the relatively small size of the BPC Therapy Business Unit and competitive environment in which it operates. Further there is no assurance and no definitive timeline on when or if the FDA Warning Letter will be resolved. These factors could have a materially adverse effect on our Company. The accompanying carve-out financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts and the classification of liabilities that might be necessary from the outcome of this uncertainty.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following comprises the BPC Therapy Business Unit’s significant accounting policies:

Basis of presentation

These carve-out financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and  have been carved out from the financial statements of Seller using the historical assets and liabilities, results of operations and cash flows of Seller attributable to the BPC Therapy Business Unit. The carve-out financial statements include allocations for certain corporate expenses incurred by Seller on behalf of the business, for further information see Corporate expense allocations below. Management believes the assumptions underlying the carve-out financial statements of the BPC Therapy Business Unit are reasonable; however, the BPC Therapy Business Unit’s financial position, results of operations, and cash flows may have been materially different if it was operated as a stand-alone entity as of December 31, 2016 and 2015 and for the periods presented. As a group within Seller, the BPC Therapy Business Unit is dependent upon Seller for all of its working capital and financing requirements. Accordingly, the transfers of financial resources between Seller and the BPC Therapy Business Unit are reflected as a component of invested equity in lieu of cash, intercompany debt, and equity accounts.

Concentration of significant customers and accounts receivable

Trade accounts receivable is composed of the following:

	December 31, 2016	December 31, 2015
Trade accounts receivable	$24,700,883	$14,074,179
Related party trade accounts receivable	1,345,641	4,242,407
Allowance for doubtful accounts	(4,298)	(3,200)
Total accounts receivable, net	$26,042,226	$18,313,386

Biotest is a significant customer of the BPC Therapy Business Unit, representing 17% and 13% of revenues for the years ended 2016 and 2015, respectively. For further information on related party transactions please refer to Note 10.

As a result of the Kedrion agreement (see Note 9), third-party revenues of the BPC Therapy Business Unit were more concentrated in 2016. Revenues from the top three customers comprised 85% and 55% of third-party revenues for the years ended December 2016 and 2015, respectively. These customers represented 96% and 34% of the accounts receivable balances as of December 31, 2016 and 2015, respectively. The December 31, 2016 balance included $8.1 million of past due receivables related to the Kedrion distribution agreement, which was offset in January 2017 as part of the termination of that agreement against the termination fee and other payables due to Kedrion. If the financial condition or operations of these customers were to deteriorate, the results of the BPC Therapy Business Unit could be adversely affected. Credit terms to these customers range from 30 to 60 days. The BPC Therapy Business Unit evaluates and monitors the credit worthiness of each customer on a case-by-case basis and does not require collateral on specific accounts receivable. Allowances are maintained for potential credit losses.

Inventories

Inventories are stated at the Lower of Cost or Market (“LCM”) with cost determined on the First-in-First-Out (“FIFO”) method. Finished goods inventories include all Nabi-HB®, Bivigam® and contract manufacturing batches that have completed the manufacturing processes. For Nabi-HB® and Bivigam® that is after completion of fill and packaging, for contract manufacturing that is after the manufacturing process at the Boca Facility. Not all finished goods are immediately available for sale, as there is a quality release process for each batch which also needs to be completed. Intermediates which are by-products of the Bivigam® and contract manufacturing processes are considered work in process inventory.

Property, plant and equipment

The BPC Therapy Business Unit’s corporate offices and manufacturing facilities are located in Boca Raton, Florida. The BPC Therapy Business Unit owns the facilities and land. In 2014, the BPC Therapy Business Unit wrote these assets down to the fair value, based on an independent appraisal which valued the properties at approximately $20 million. The land is not depreciated. The building, building improvements and building systems have continued to depreciate based on their new carrying values over their remaining useful lives. The original useful lives used for buildings, building improvements and building systems are 50 years, 25 years and 10 years, respectively. Also in 2014, the BPC Therapy Business Unit recorded an impairment charge on all of its manufacturing equipment. This equipment was written down to no value based on its very specialized nature. The remaining property and equipment are furniture, fixtures and general corporate assets which continue to depreciate over their useful lives which range from 3 to 8 years. There was no interest cost capitalized as part of property, plant and equipment for the years ended December 31, 2016 and 2015.

Intangible assets

Seller capitalized the value of acquired in-process R&D intangibles as of December 4, 2007, the date the assets referred to as the Nabi Biologics SBU were acquired from Nabi Biopharmaceuticals. Included in these values were $2.8 million related to Bivigam® and $11.0 million related to Civacir (for further information on Civacir see the “Research and development costs” section below). Bivigam® was placed in service in January 2013 when commercial sales commenced, and was subsequently part of the impaired assets written off in 2014. Civacir was tested for impairment annually, until the value was written off in 2015. Refer to Note 7 for further information on this impairment.

Also capitalized as an intangible asset as of December 4, 2007 was a value for Nabi-HB®. The Nabi-HB® intangible was amortized over its useful life of 7 years and therefore was fully amortized by December 31, 2014. As of December 31, 2016 and 2015, other intangible assets consist solely of internally developed software, which are generally amortized over useful lives of 3 to 5 years.

Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the asset’s carrying value may not be recoverable. The BPC Therapy Business Unit recognizes an impairment loss if, and only if, the carrying amount of a long-lived asset (asset group) is not recoverable from the sum of the undiscounted cash flows expected to result from the use and eventual disposal of the asset. If it is determined that an asset is impaired, the amount of the impairment is equal to the difference between the carrying amount of the long-lived asset and the fair value of the asset. Fair value is the price that would be received to sell an asset in an arm’s length transaction between market participants. It is a market-based measurement, rather than an entity-specific measurement. Therefore highly specialized manufacturing equipment, with no alternative use is assumed to have no fair value.

Financial instruments

The carrying amounts of financial instruments including accounts receivable, accounts payable and other accrued liabilities approximated fair value for all periods presented because of the relatively short-term maturity of these instruments.

Revenue recognition

Revenue is recognized when title and risk of loss are transferred to the customer. For Nabi-HB® and Bivigam® sales, this occurs when the product reaches the customer’s destination. For sales of intermediates to Biotest title typically transfers when the product is delivered to a third-party warehouse in Kentucky. With all other contract manufacturing, the title transfers to the customer when they pick it up at the Boca Facility. As the BPC Therapy Business Unit maintains a significant risk of loss throughout the contract manufacturing process, contract manufacturing revenue is not recognized until the product is released and title transfers to the customer.  Nabi-HB® revenue is net of estimated customer prompt pay discounts, contractual allowances in accordance with managed care agreements known as chargebacks, rebates, customer returns and other wholesaler fees. Bivigam® revenue in 2016 was net of set discounts per the Kedrion distribution agreement.

Revenues for the following periods were:

	For the Years Ended December 31,
	2016	2015
Bivigam®	$48,003,407	$49,628,471
Nabi-HB®	7,688,119	7,835,719
Contract manufacturing and other	7,758,494	3,551,909
Biotest revenues*	13,055,017	9,275,432
Total revenues	$76,505,037	$70,291,531

* Biotest revenues are a related-party transaction; refer to Note 10 for additional information.

Corporate expense allocations

In addition to the BPC Therapy Business Unit, Seller also operates plasma collection centers located throughout the United States. Many of the staff at the Boca Raton offices can be designated as either supporting the BPC Therapy Business Unit or the plasma business. There are separate quality, regulatory, sales and facilities departments that can be directly assigned along with all direct manufacturing departments. Additionally, the research and development departments are only needed for the BPC Therapy Business Unit. The services which are shared between the two segments relate to Executive Management, Information Technology, Human Resources, Finance, Legal and Supply Chain. The costs associated with these services and support functions have been allocated to the BPC Therapy Business Unit using methodologies established by the Seller’s management and considered to be a reasonable reflection of the utilization of services needed to operate the BPC Therapy Business Unit. Certain synergies would be lost if the BPC Therapy Business Unit and plasma business were separated. The majority of these allocations are based on estimates of how the employees in those departments typically spend their time.

Expense allocations for the following periods were:

	For the Years Ended December 31,
	2016	2015
Allocated to the BPC Therapy Business Unit	$7,889,714	$7,505,372
Allocated to plasma business	5,044,191	4,183,714
Total shared general and administrative services	$12,933,905	$11,689,086

The corporate offices are also a shared asset. However, these offices are included in the proposed Transaction (see Note 15); therefore the majority of the facility and building expenses are reflected in the BPC Therapy Business Unit. Only the expenses associated with certain specified laboratory space has been allocated to the plasma business, as it is assumed this space will be leased back to the plasma business for as long as two years after the closing of the proposed Transaction. General office space used by employees dedicated to the plasma business would be vacated more quickly; therefore the BPC Therapy Business Unit reflects the expense of the remaining building and facilities costs. Included in facility costs are metrology, qualification, engineering, automation and electrical departments, which are almost fully dedicated to the BPC Therapy Business Unit.

Building and facility expenses for the following periods were:

	For the Years Ended December 31,
	2016	2015
Allocated to the BPC Therapy Business Unit	$9,632,086	$8,860,280
Allocated to plasma business	543,495	530,862
Total building and facility expenses	$10,175,581	$9,391,142

The financial information included herein may not reflect the financial position, the results of operations and cash flows of the BPC Therapy Business Unit in the future or had the BPC Therapy Business Unit been a separate, stand-alone entity during the periods presented. For example as a subsidiary of Biotest, Seller (and, as a result, the BPC Therapy Business Unit) does not require the same level of compliance costs that a stand-alone business would require.

Unabsorbed manufacturing expense

Unabsorbed manufacturing expenses, a component of cost of products sold, were $11.7 million and $7.5 million for the years ended December 31, 2016 and 2015, respectively. Unabsorbed manufacturing expenses include the expense of the manufacturing plant for any time period that the plant is operating at less than 75% of capacity.

Process development and other cost of products sold

Also included in cost of products sold are expenses related to process development as well as scientific and technical operations when these groups work on issues related to marketed products. When those groups work on issues related to new products in development, the expenses are classified as research and development. Additionally, expenses associated with remediating the issues noted in the FDA Warning Letter are expensed as incurred as part of cost of products sold. Process development and other costs expensed as incurred in cost of products sold totaled $4.5 million and $5.5 million for the years ended December 31, 2016 and 2015, respectively.

Shipping and handling costs

Seller includes the costs related to the shipment of products to customers as part of selling, general and administrative expenses. The BPC Therapy Business Unit utilizes a third party logistics company (“3PL”) to distribute its two marketed products. The shipping and handling expenses are included with the other services provided by the 3PL related to storage, inventory management as well as customer service support. In total, these expenses were $0.2 million and $0.3 million for the years ended December 31, 2016 and 2015, respectively.

Selling, marketing and distribution expenses

Included in selling, general and administrative expenses in the carve-out statements of operations are selling, marketing and distribution expenses of $22.8 million and $21.6 million for the years ended December 31, 2016 and 2015, respectively. Included in selling, marketing and distribution expenses for the year ended December 31, 2016 is the $17.5 million fee associated with the termination of the Bivigam® distribution agreement. There was also a considerable amount of expense in 2015, as in that year a revised commercialization strategy for Bivigam® was implemented. The initial launch of Bivigam® was more focused on selling directly to infusion centers; however Seller was not able to achieve the expected volumes with this approach. At the end of 2014 and into 2015 the strategy shifted towards utilizing more specialty distributors. This shift caused a significant increase in fees paid to the specialty distributors for distribution, customer service, sales data reporting, advertising, telemarketing and other services; with fees paid to specialty distributors totaling $12.2 million in 2015.

Research and development costs

Seller expenses all research and development costs as incurred. Costs of clinical trial material are expensed to research and development once production of the material commences. Costs incurred over the past several years are largely related to the clinical trial of Civacir. Civacir® is an investigational human polyclonal antibody product that contains antibodies against Hepatitis C Virus (“HCV”). Civacir was being developed to prevent reinfection with Hepatitis C disease in HCV-positive liver transplant patients. Please also see Note 7 related to an impairment charge in 2015 associated with this product. The clinical trial continued into 2016, as all patients had been enrolled when the decision was made to not invest further into the product.

Use of estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The carve-out financials include significant estimates related to the allocation of corporate expenses. Seller is also required to make significant estimates regarding the valuation of inventory and the allowance for the valuation of future tax benefits.

Income taxes

The BPC Therapy Business Unit does not file separate tax returns but rather is included in the income tax returns filed by Seller in various domestic jurisdictions. For purposes of these historical carve-out financial statements, the tax position of the BPC Therapy Business Unit was determined from the financial information carved out of the financial statements of Seller, including allocations deemed necessary by Seller’s management as though the BPC Therapy Business Unit was filing its own tax return.

The annual tax rate is based on income, statutory tax rates and tax planning opportunities available to the BPC Therapy Business Unit in the various jurisdictions in which it operates. Seller’s income tax rate is significantly affected by a full valuation allowance on all its deferred tax assets.

Deferred tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carryforwards. The recoverability of these future tax deductions and credits is evaluated by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely heavily on estimates that are based on a number of factors, including historical experience and short-range and long-range business forecasts. To the extent deferred tax assets are not expected to be realized, a valuation allowance is recorded.

Uncertain tax positions are recognized and measured in accordance with GAAP, pursuant to which the tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Seller does not have any uncertain tax positions. However, if one were to arise, a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return would be reported. GAAP further requires that a change in judgment related to the expected ultimate resolution of uncertain tax positions be recognized in earnings in the period in which such change occurs. Interest and penalties, if any, related to unrecognized tax benefits would be recognized in income tax expense.

Segment Reporting

The BPC Therapy Business Unit consists of a single operating segment and has no operations outside the U.S.

New Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business, which provides additional guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses.  The guidance is effective for public entities for annual periods beginning after December 15, 2017, including interim periods within that period.  The adoption of this guidance is not expected to have a material impact on the BPC Therapy Business Unit’s Carve-Out Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The BPC Therapy Business Unit is currently evaluating the impact the standard may have on its carve-out financial statements and related disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes, which includes amendments that require deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. The amendments in this ASU are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Earlier application is permitted as of the beginning of an interim or annual reporting period. The standard was elected to be early-adopted for both periods presented in the BPC Therapy Business Unit’s carve-out financial statements. The adoption of this ASU did not have a material impact on the BPC Therapy Business Unit’s Carve-Out Financial Statements or related disclosures.

These financial statements consider the application of Accounting Standards Update or ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, issued by the FASB in July 2015.  The standard requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market (market in this context is defined as one of three different measures, one of which is net realizable value). The standard was elected to be early-adopted since it aligns with the guidance under International Financial Reporting Standards (“IFRS”).  Seller’s historical financial statements are prepared in accordance with IFRS.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which defines management’s responsibility to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures if there is substantial doubt about its ability to continue as a going concern. The pronouncement is effective for annual reporting periods ending after December 15, 2016 with early adoption permitted. The adoption of this guidance did not have a material impact on the BPC Therapy Business Unit’s carve-out financial statements.

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires that an entity recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to its customers. In order to achieve this core principle, an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. This update will replace existing revenue recognition guidance under U.S. GAAP when it becomes effective for the BPC Therapy Business Unit beginning January 1, 2018, with early adoption permitted in the first quarter of 2017. The updated standard will permit the use of either the retrospective or cumulative effect transition method. The BPC Therapy Business Unit is currently evaluating the impact of this update on our carve-out financial statements.

4.           INVENTORIES

The components of net inventories are as follows:

	December 31, 2016	December 31, 2015
Finished goods	$2,412,456	$27,244,130
Work in process	8,565,840	22,553,760
Raw materials	10,696,029	8,802,449
Total inventories, net	$21,674,325	$58,600,339

The expense related to inventory provisions included in cost of products sold on the carve-out statements of operations consists of the following:

	For the Years Ended December 31,
	2016	2015
LCM provisions	$9,770,573	$4,110,883
Optimization batches	9,905,831	—
Short-dated provisions	—	7,922,595
Other specific loss events	7,950,176	9,164,350
Inventory provisions	$27,626,580	$21,197,828

Seller must write down the value of Bivigam® inventories to reflect them at lower of cost or market value, resulting in the LCM provisions detailed above. The write-offs associated with the optimization batches are related to the process optimization efforts which are discussed in further detail in Note 2. The short-dated provisions in 2015 arose from a build up of Bivigam® inventory; where the BPC Therapy Business Unit reserved the portion that it would not be able to sell prior to its expiration in the first quarter of 2016. Other specific loss events relate to issues in manufacturing or at Seller’s contract filler, which caused certain batches not to meet specifications. Specific loss events in 2016 include certain batches not approved for sale due to process changes that were not approved by the FDA as a result of the outstanding inspectional issues at the Boca Facility. Specific loss events in 2015 include $3.8 million in losses related to one event associated with contamination of a raw material purchased from a supplier.

In addition to the inventory provisions above, there is a $2.7 million charge reflected in the impairment charges in 2015 related to the write-down of all HCV plasma. See Note 7 for further details.

5.           PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and related accumulated depreciation are summarized as follows:

	December 31, 2016	December 31, 2015
Land, buildings and related assets:
Land	$11,731,738	$11,731,738
Buildings, building improvements and building systems	10,658,641	10,218,806
Accumulated depreciation	(2,707,266)	(1,877,737)
Land, buildings and related assets, net	19,683,113	20,072,807
Machinery and equipment	2,750,553	2,073,325
IT equipment	1,965,879	1,927,543
Furniture, fixtures and other	837,330	823,063
Accumulated depreciation	(4,674,178)	(3,758,585)
All other assets, net	879,584	1,065,346
Construction in process	348,637	21,602
Property, plant and equipment, net	$20,911,334	$21,159,755

Depreciation expense was $2.0 million and $3.1 million for the years ended December 31, 2016 and 2015, respectively.

The asset impairment charge recorded in 2015 related to construction in process during 2015. Refer to Note 7 for further details. Property and equipment associated with the monoclonal antibody contract manufacturing facility are not included above as these balances are included in assets of discontinued operations.  Refer to Note 14 for further details. The balances above reflect an impairment of the BPC Therapy Business Unit recognized in 2014. This impairment included a write-down of the Boca Raton land and buildings to its recently appraised value of approximately $20 million. The appraisal was performed with assistance from an independent appraisal firm and utilized an analysis of market conditions, including an analysis of similar properties, price levels, market rents and associated metrics as well as an analysis of the highest and best use of the properties. As the available information included similar properties within an active real estate market, the primary inputs would be considered Level 2 within the fair value hierarchy as defined in ASC 820, Fair Value Measurements.  Also included in the impairment was a write-down of the equipment in the IgG facility to no value, due to the very specialized nature of that equipment. There were no Level 1 or Level 2 inputs available, and since the equipment is so specialized, any arm’s length transaction involving the equipment was deemed to be a remote possibility.

Construction in process is mainly equipment that has been purchased which still needs to undergo all the qualification and validation procedures to be able to be placed in service.

6.           INTANGIBLE ASSETS

Intangible assets are as follows:

	December 31, 2016	December 31, 2015
Software intangibles	$3,892,133	$3,859,531
Amortization of software intangibles	(3,764,257)	(3,604,993)
Intangible assets, net	$127,876	$254,538

Amortization expense was $0.2 million and $0.3 million for the years ended December 31, 2016 and 2015, respectively. Amortization expense will be $0.1 million in 2017.

7.           IMPAIRMENT CHARGES

The impairment charges on the carve-out statements of operations for the year ended December 31, 2015 are further detailed below:

Property, plant and equipment	$576,521
Intangibles	11,090,000
Inventories	2,741,996
Total Impairment Charges	$14,408,517

These impairment charges relate to the write-off of capitalized costs associated with Civacir. Civacir is an investigational human polyclonal antibody product that contains antibodies against Hepatitis C virus (HCV). Civacir was developed with the intent to prevent reinfection with Hepatitis C disease in HCV-positive liver transplant patients. Positive interim results from the phase III study were presented at the International Liver Congress in Vienna in April 2015. However the expected market potential of Civacir has been reduced considerably due to highly effective oral therapies introduced in the market over the past few years. These antiviral therapies have reduced the post-liver transplant reinfection rate significantly. Furthermore, there is still a considerable capital investment required to produce Civacir commercially, related to the development of a viral inactivation facility. Due to the recent market developments and required further investment, the decision was made not to move forward with the technical requirements associated with the viral inactivation facility. The intangible asset related to Civacir of $11.1 million was written-off in 2015, as well as all HCV plasma raw material of $2.7 million and all capitalized engineering work surrounding the technical expansion of $0.6 million.

8.           ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31, 2016	December 31, 2015
Sales deductions	$2,029,845	$2,232,931
Employee compensation and benefits	1,855,255	1,503,341
Distributor fee for service	—	5,294,373
All other	336,894	378,502
Accrued expenses	$4,221,994	$9,409,147

9.           CONTRACT TERMINATION LIABILITY

On January 19, 2016, Seller entered into an agreement with Kedrion providing Kedrion with exclusive distribution rights to Bivigam® in the United States. The initial five years of the agreement, through December 2020, had minimum purchase commitments of 1 million grams of Bivigam® for 2017, 1.2 million grams for 2018 and 1.4 million grams per year for 2019 and 2020. As discussed in Note 2, the BPC Therapy Business Unit has had manufacturing issues while manufacturing validation batches of Bivigam® as part of the remediation to the FDA Warning Letter received by the FDA. In December 2016, the BPC Therapy Business Unit temporarily suspended the commercial production of Bivigam® in order to focus on the completion of planned improvements to the process and it is uncertain when or if production of Bivigam® will resume. As a result on December 30, 2016, Seller notified Kedrion of their intent to terminate the Bivigam® distribution contract due to its manufacturing issues. A termination agreement was agreed to on January 17, 2017, and the provision recorded as of December 31, 2016 reflects the agreed upon termination fee of $17.5 million. This termination fee is included in selling, general and administrative expenses for the year ended December 31, 2016. As of December 31, 2016, the BPC Therapy Business Unit had $21.0 million and $12.2 million in accounts receivable and accounts payable, respectively, related to the Kedrion distribution agreement. As a result of the termination agreement, all outstanding receivables and payables were offset and a net termination payment of $7.9 million was made to Kedrion in January 2017.

10.           RELATED PARTY TRANSACTIONS

Corporate expense allocations

The BPC Therapy Business Unit is one segment of Seller; therefore shared corporate services such as information technology, legal services, accounting and finance, human resources and supply chain were allocated to the BPC Therapy Business Unit as discussed in Note 3 under corporate expense allocations.

Purchase of plasma

The BPC Therapy Business Unit obtains a portion of is plasma requirements for the manufacturing of Bivigam® and all the plasma requirements for the manufacturing of Nabi-HB® from the plasma segment of Seller. Such purchases totaled $3.5 million and $8.9 million for the years ended December 31, 2016 and 2015, respectively. The decline in the purchases from the plasma segment of Seller largely represents a shift to utilizing more plasma supplied by third parties for the requirements of the Boca Facility. For the years ended December 31, 2016 and 2015, third-party plasma provided 83% and 56% of the requirements of the Boca Facility, respectively. The plasma inventory from Seller’s plasma segment is not transferred to the BPC Therapy Business Unit until production commences, likewise there is no outstanding liability associated with the purchases, as it is settled immediately.

Sale of intermediates

The manufacture of immunoglobulins produces certain by-products, of which several are sold to Biotest as intermediates. These intermediates are further manufactured at Biotest’s facility in Germany. Revenues and accounts receivable balances associated with these intermediates sales are shown in the carve-out financial statements as if they were made to a third-party. The sales to Biotest included in the carve-out statements of operations as revenue are as follows:

	For the Years Ended December 31,
	2016	2015
Biotest revenues	$13,055,017	$9,275,432

The portion of accounts receivables included in the carve-out balance sheets due from Biotest are shown below. Terms on the trade receivables are net 30 days.

	December 31, 2016	December 31, 2015
Biotest accounts receivable	$1,345,641	$4,242,407

Parent guarantee

Included in financing costs for the year ended December 31, 2016 is $150,000 related to Biotest’s guarantee of the BPC Therapy Business Unit’s obligations under the Kedrion agreement, which has now been terminated as previously described.

Discontinued operations

All activities associated with the production of monoclonal antibodies in 2015 were also related party transactions as the materials were produced for and sold to Biotest. For additional detail on the monoclonal antibody transactions, please refer to Note 14.

Subsequent events

Seller has entered into a purchase agreement with ADMA to sell certain of the assets comprising the BPC Therapy Business Unit. Please refer to Note 15 for more details on this pending transaction. ADMA will be a related party if the transaction discussed in Note 15 is consummated. The BPC Therapy Business Unit performs contract manufacturing services for ADMA, and also purchases plasma from ADMA for use in the manufacturing of Bivigam®. Please see Note 11, ADMA Biologics agreements, for further information regarding the financial impact of these agreements on the carve-out financial statements.

11.           COMMITMENTS AND CONTINGENCIES

Operating leases

The BPC Therapy Business Unit has two warehouse leases in Boca Raton for additional storage space of raw materials, spare parts and other supplies. These leases expire on December 31, 2017 and July 31, 2018, respectively. Additionally in September 2016, Seller entered into a lease for 36 months for certain specialized equipment related to process development. This lease expires in August 2019. Lease expense for both 2016 and 2015 was approximately $0.1 million per year. The minimum lease payments per year are as follows:

2017	$136,681
2018	81,140
2019	28,239
$246,060

ADMA Biologics agreements

Seller has several agreements with ADMA which would be amended or terminated upon consummation of the sale of the BPC Therapy Business Unit (please see Note 15), including an agreement whereby Seller manufactures an immunoglobulin product for ADMA, using plasma that ADMA supplies. Revenues associated with this product included in the BPC Therapy Business Unit’s carve-out statements of operations are $0.5 million and $0.2 million for the years ended December 31, 2016 and December 31, 2015, respectively. Furthermore, Seller purchases normal source plasma from ADMA which it utilizes in the production of Bivigam®. Purchases under this agreement totaled $8.7 million and $7.0 million for the years ended December 31, 2016 and 2015, respectively.

Sanofi manufacturing agreement

Seller has an agreement with Sanofi Pasteur S.A. (“Sanofi”) related to the fractionation of plasma provided by Sanofi. The agreement terminates on December 31, 2020, with 2020 being a wind-down year. All other years have minimum production requirements as well as a payment due to Sanofi of $1.5 million per year if a minimum of 11 batches are not manufactured in that year.

Contract filler agreement

Seller has an agreement with a third party to fill and package its commercial products, Nabi-HB® and Bivigam®.  On December 20, 2016, notice was received from the contract filler that the agreement had expired and will need to be renegotiated prior to April 1, 2017 to avoid any interruption in the services provided.  The contract filler is the only provider approved by the FDA to fill and package these products.  Seller disagrees with the contract filler’s interpretation of the expiration of the contract and believes that the agreement remains in effect.  However, in the event that Seller had to renegotiate a new agreement, the terms under a new agreement may not be as favorable as the current agreement and there can be no assurances that a new agreement will be reached.  At this time, the BPC Therapy Business Unit is not able to determine the materiality of such change in terms.

Post-marketing Commitments

In connection with the approval of the Biologics License Application (“BLA”) for Bivigam®, on December 19, 2012, Seller committed to perform two additional post-marketing studies. The first is a pediatric study to evaluate the efficacy and safety of Bivigam® in children and adolescents, and the second is a post-authorization safety study to further assess the potential risk of hypotension and hepatic and renal impairment in Bivigam®-treated patients with Primary Humoral Immunodeficiency. These studies are currently still pending completion, and the costs of the studies will be expensed as they are incurred. Seller currently expects both studies to be completed by the end of 2021. However, the timing of the completion of these studies is dependent upon the availability of Bivigam® and the completion of the planned manufacturing process improvements.

12.           EMPLOYEE BENEFIT PLANS

Seller sponsors a 401(k) savings plan covering all eligible employees. All full-time employees are eligible to participate in the plan after 90 days of service. Part-time employees are eligible to participate after 1,000 hours of service. The plan is a safe-harbor 401(k) plan. Seller makes a safe harbor matching contribution equal to 100% of the participant’s salary deferrals that do not exceed 4% of the participant’s eligible compensation. The safe harbor matching contributions are 100% vested. The carve-out financials of the BPC Therapy Business Unit include $0.7 million of 401(k) match expenses for each of the years ended December 31, 2016 and 2015.

13.           INCOME TAXES

The BPC Therapy Business Unit is a business unit of the Biotest U.S. Corporation and Subsidiaries consolidated group and its U.S. taxable income is included in the consolidated U.S. federal income tax return of Biotest U.S. Corporation and Subsidiaries as well as in returns filed by Biotest U.S. Corporation and Subsidiaries with certain state and local taxing jurisdictions. The income tax liability has been computed and presented herein under the “separate return method,” as if the BPC Therapy Business Unit were a separate tax paying entity, as modified by the benefits-for-loss approach. As such, the operating losses and other tax attributes are characterized as utilized when those attributes have been utilized by other members of the Biotest U.S. Corporation and Subsidiaries consolidated group. The benefits-for-loss approach does not have an impact on income tax expense. Additionally, a calculation has not been performed with respect to the benefit received for the use of tax attributes by the remainder of the members within the Biotest U.S. Corporation and Subsidiaries consolidated group since the above mentioned method is used herein. The provision for income taxes is comprised of the following:

	For the Years Ended December 31,
	2016	2015
Current:
State income taxes	$20,575	$23,227
Deferred tax expense	—	—
Provision for income taxes	$20,575	$23,227

The difference between the actual provision for income taxes and the provision computed by applying the federal statutory rate of 34% to income before taxes is primarily the result of a full valuation allowance on all of the BPC Therapy Business Unit’s deferred tax assets. The following is a reconciliation of the difference between the actual provision for income taxes and the provision computed by applying the federal statutory rate:

	For the Years Ended December 31,
	2016	2015
Provision computed at federal statutory rate	34.00%	34.00%
State taxes, net of federal benefit	4.46%	4.47%
Change in valuation allowance	-38.49%	-38.51%
Total	-0.03%	-0.04%

Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Significant deferred tax assets and liabilities consist of the following:

	As of December 31,
	2016	2015
Deferred tax assets:
Net operating losses and credit carryforwards	$21,737,271	$14,192,440
Accruals and allowances	7,726,461	1,838,305
Inventory	9,857,111	7,629,915
Fixed and intangible assets	26,383,194	27,862,523
Other	42,468	60,580
Total deferred tax assets	65,746,505	51,583,763
Valuation allowance	(65,746,505)	(51,583,763)
Net deferred tax assets	$—	$—

As of December 31, 2016, Biotest U.S. Corporation and Subsidiaries Consolidated Group’s federal and state net operating loss carryforwards for income tax purposes were approximately $44.0 million and $1.6 million, respectively as calculated under the “benefits-for-loss” approach noted above. If not utilized, the federal net operating loss carryforwards begin to expire in 2032, and the state net operating loss carryforwards begin to expire in 2026. As of December 31, 2016, Biotest U.S. Corporation and Subsidiaries Consolidated Group’s federal tax credit carryforwards for income tax purposes were approximately $5.7 million. If not utilized, the federal tax credit carryforwards will begin to expire in 2028.

If the proposed Transaction discussed in Note 15 is consummated, it is expected that all of the federal and state net operating loss carryforwards and all the federal tax credit carryforwards discussed in the preceding paragraph would remain for the benefit of the Biotest U.S. Corporation and Subsidiaries.

As of December 31, 2016 and 2015, the BPC Therapy Business Unit maintained a valuation allowance with respect to all of the deferred tax assets as it did not believe they would be realized. The BPC Therapy Business Unit does not have any unrecognized tax benefits as of December 31, 2016 and 2015, respectively.

Biotest U.S. Corporation and Subsidiaries files income tax returns in the United States of America federal jurisdiction and in various state jurisdictions. Generally, federal and state income tax returns are subject to examination by the Internal Revenue Service for three years from the filing date.

14.           DISCONTINUED OPERATIONS

When Biotest acquired the assets referred to as the Nabi Biologics SBU in December 2007 from Nabi Biopharmaceuticals, a portion of the Boca Facility was not being utilized. Over the next several years, Seller prepared the facility to manufacture monoclonal antibodies, specifically tregalizumab (BT-061), a development product of Biotest for treatment of rheumatoid arthritis. In June 2011, Biotest entered into an agreement with AbbVie for collaboration of the development and commercialization of BT-061. However in April 2015, Biotest announced that the Phase IIb trial did not meet its primary endpoint. Shortly thereafter, in June 2015, AbbVie exercised their rights to opt-out of the collaboration agreement. Biotest subsequently notified Seller that the contract manufacturing services related to BT-061 were no longer required. Biotest provided Seller a termination fee of $13.2 million, and Seller consequently wrote down all assets dedicated to the BT-061 production to no value.

Net income from discontinued operations for the year ended December 31, 2015 consisted of the following:

Revenues	$4,005,399
Termination fee	13,247,063
Income from discontinued operations	17,252,462
Cost of products sold	3,662,987
Impairment of property and equipment	3,134,417
Impairment of intangibles	2,335
Unabsorbed manufacturing expenses	7,458,338
Operating expenses	14,258,077
Income from discontinued operations	$2,994,385

15.           SALE OF BPC THERAPY BUSINESS UNIT

On January 21, 2017, Seller announced that it entered into a definitive agreement (“Purchase Agreement”) with ADMA to sell certain assets of the BPC Therapy Business Unit to ADMA in exchange for an equity interest in ADMA equal to 50% less one share of the issued and outstanding ADMA capital stock immediately following the closing of the transaction. Seller will provide funding to ADMA at closing in the form of $12.5 million in cash and a $15.0 million unsecured loan. The term of the loan will be five years with 6% interest. The $15.0 million principal will be due at the end of the five year term. Furthermore Biotest will provide a firm equity commitment to invest an additional $12.5 million in future equity financings of ADMA.

Included in the assets to be sold at closing are Nabi-HB®, Bivigam®, Seller’s contract manufacturing agreements, the Boca Facility, as well as its investigational product Civacir. The acquisition also will include most of Seller’s corporate shared services group assets (other than accounts receivable) and Seller’s Boca Raton, Florida headquarters and real properties (other than a parcel of undeveloped land). Seller will retain all accounts receivable, all raw material plasma or intermediate inventories, its plasma centers and all related plasma center assets, and both center and corporate employees that directly support the plasma centers. If inventories the BPC Therapy Business Unit sold at closing are less than $5.0 million, a cash payment will be made to ADMA for the difference.

The Purchase Agreement also provides that, at the closing of the transaction, Seller and ADMA will enter into the following agreements: (i) a Transition Services Agreement pursuant to which each of Seller and ADMA agree to provide transition services to the other party, including services related to finance, human resources, information technologies, and clinical and regulatory for a period of up to 24 months after closing; as well as agreements to lease certain laboratory space within the Boca Facility to Seller for a period of up to 24 months after closing, and (ii) a Plasma Supply Agreement pursuant to which, Seller will supply hyperimmune plasma to ADMA for the manufacture of Nabi-HB®.

On January 1, 2019, as consideration for all of the above, ADMA will deliver to Seller two of ADMA’s plasma centers in Georgia for no additional consideration.

The Purchase Agreement may be terminated by either ADMA or Seller if the closing has not occurred by September 30, 2017, or upon the occurrence of certain specified events. In addition, if the Purchase Agreement is terminated because of a determination by the Board to accept an acquisition proposal that is a “Superior Transaction” as defined in the Purchase Agreement, then ADMA has agreed to pay BPC a termination fee of $2.5 million. If the Purchase Agreement is terminated because ADMA’s stockholders do not approve the transaction, (a) ADMA must pay Seller its reasonable expenses incurred in connection with the Purchase Agreement (up to a maximum amount of $2.5 million). The closing is subject to certain closing conditions, including, but not limited to, ADMA stockholder approval of the transaction, consents, if required, to the assignment of specified material contracts and certain other specified conditions.

16.           OTHER SUBSEQUENT EVENTS

On February 6, 2017, Seller implemented a number of changes to restructure its workforce and streamline its operations to better focus its resources on a path towards a stronger future. These restructuring activities resulted in a workforce reduction of 60 employees and a severance charge of $1.1 million, which will be paid in the first quarter of 2017. The reductions were needed as a result of the manufacturing issues encountered in 2016 and relate entirely to the BPC Therapy Business Unit. As a result, the BPC Therapy Business Unit will be able to focus on remediating the issues still unaddressed with the FDA Warning Letter received in 2014. Also in the first quarter of 2017, certain key employees of Seller were offered retention incentives to remain with Seller through the end of 2017. As a result $0.4 million will be recognized as additional incentive expenses in 2017, over the course of the retention period.

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